Exhibit 99.1

Cirrus Logic Nominates Two New Independent Directors for Election to Board

D. James Guzy Plans to Retire after 27 Years of Service

AUSTIN, Texas--(BUSINESS WIRE)--May 26, 2011--Cirrus Logic Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced today that Al Schuele and Susan Wang have been nominated for election to Cirrus Logic’s Board of Directors. Current Board member D. James Guzy will be retiring from the Board effective in July.

Mr. Schuele has been a general partner since 2000 with Sevin Rosen Funds, a high tech venture capital firm, and currently is a director of Javelin Semiconductor, InfoNow Corp., and InnovaLight, Inc. Prior to Sevin Rosen, he was chief executive officer of Benchmarq Microelectronics and served as president, chief operating officer and a director of the Board of Unitrode Corp. after its merger with Benchmarq. During his nearly 40 years of high tech experience, he has held various executive and sales management positions in several semiconductor companies including Cirrus Logic, Crystal Semiconductor, Cypress Semiconductor and Mostek.

Ms. Wang has served since October 2003 on the Board of Directors of Altera Corp., a programmable logic solutions supplier, after retiring from her position as executive vice president and chief financial officer of Solectron Corp., a worldwide provider of electronics manufacturing services, which she joined in 1984. Wang is also a director for Rae Systems Inc., a developer of sensory technology for hazardous materials, Suntech Power Holdings Co., Ltd., a solar energy company, and Nektar Therapeutics, a biopharmaceutical company.

“Susan and Al will bring fresh, new perspectives to our Board, and I’m very excited about the prospect of working with them,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “Having served as CFO at Solectron and in various financial and managerial positions throughout her career, Susan offers a tremendous breadth of financial expertise to our Board, and Al’s 40 years of high-tech industry experience will be a real plus for Cirrus Logic. As we transition our Board’s leadership, I would like to thank Jim Guzy for the guidance he has provided to Cirrus Logic over the years.”

“Jim Guzy was a founding member of the Board in 1984 and his insight and guidance has helped the company redefine itself on several occasions to adapt to the changing demands of the semiconductor industry,” said Mike Hackworth, Cirrus Logic chairman of the Board of Directors. “I would like to thank Jim for his intellectual contributions to me personally and for his thoughtful leadership on the Board.”

Additional Information

Cirrus Logic, Inc. (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). Information regarding the names of these directors and executive officers and their respective interests in the Company by security holdings or otherwise will be set forth in the Company’s 2011 Proxy Statement, which the Company intends to file with the Securities and Exchange Commission (the “SEC”). Once filed with the SEC, a copy of the 2011 Proxy Statement may be obtained free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://investor.cirrus.com/annuals.cfm. Beginning about June 14, 2011, the Company will make available on the Internet or deliver paper copies of the proxy materials by mail to each stockholder entitled to vote at the 2011 Annual Meeting. WE URGE INVESTORS TO CAREFULLY READ THE 2011 PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
bill.schnell@cirrus.com